Exhibit 10.27

ACCOUNTS RECEIVABLE FINANCING MODIFICATION AGREEMENT

This Accounts Receivable Financing Modification Agreement is entered into as of December 7, 2004, by and between Fischer Imaging Corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.             DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Accounts Receivable Financing Agreement, dated June 11, 2003 by and between Borrower and Bank, as may be amended from time to time (the “Accounts Receivable Financing Agreement”).  Capitialized terms used without definition herein shall have the meanings assigned to them in the Accounts Receivable Financing Agreement.

Repayment of the indebtedness is secured by the Collateral as described in the Loan Agreement and in that certain Intellectual Property Security Agreement (the “IP Agreement”).

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Accounts Receivable Financing Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.             DESCRIPTION OF CHANGE IN TERMS.

A.            Modification(s) to Accounts Receivable Financing Agreement:

1.             The following terms as defined in Section 1 entitled “Definitions” are hereby amended to read as follows:

“Maturity Date” is March 9, 2005.

3.             CONSISTENT CHANGES.    The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.             NO DEFENSES OF BORROWER.   Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the indebtedness.

5.             CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents.  Except as expressly modified pursuant to this Accounts Receivable Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Accounts Receivable Financing Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness.  Nothing in this Accounts Receivable Financing Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Accounts Receivable Financing Modification Agreement.  The terms of this paragraph apply not only to this Accounts Receivable Financing Modification Agreement, but also to any subsequent Accounts Receivable Financing modification agreements.

6.             COUNTERSIGNATURE   This Accounts Receivable Financing Modification Agreement shall become effective only when executed by Borrower and Bank.

This Accounts Receivable Financing Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

Fischer Imaging Corporation		Silicon Valley Bank

By:	/s/ Mary Beth Wallingford	By:	/s/ Kevin L. Grossmen
Name:	Mary Beth Wallingford	Name:	Kevin L. Grossmen
Title:	VP/Controller	Title:	SVP